Exhibit 10.1.2

COST-SHARING AGREEMENT

THIS COST-SHARING AGREEMENT (this “Agreement”) is made as of June 11, 2003 (the “Effective Date”), by and between (i) Luminent Mortgage Capital, Inc., a Maryland corporation (the “Company”), and (ii) Seneca Capital Management, LLC, a California limited liability company (the “Manager”).

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.    The parties entered into that certain management agreement dated as of June 11, 2003 (the “Management Agreement”) pursuant to which the Manager will be responsible for the day-to-day operations of the Company and will perform services and activities related to the assets and liabilities of the Company in accordance with the terms and conditions set forth therein.

B.    In order to reduce the Company’s administrative and other costs of supporting its officers and employees which are not affiliated with the Manager (the “Company’s Employees”), the Company intends to utilize office space consisting of up to 1,500 square feet of space at the Manager’s offices at 909 Montgomery Street, Suite 500, San Francisco, California 94133 (the “Premises”) and certain administrative services provided by or on behalf of by the Manager.

C.    The parties desire to provide for a cost-sharing arrangement relating to the Manager’s use of certain overhead items at the Premises such as space, utilities and other administrative services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Shared Costs. The Manager shall furnish, either directly or through third-parties engaged by the Manager, subject to reimbursement by the Company as provided in Section 2 below, all or part of the following services to be utilized by the Company’s Employees:

1.1	the Premises, including related janitorial and utility services;

1.2	furniture, furnishings and equipment (including computer equipment);

1.3	telephone, telegraph and fax services;

1.4	mail service, including postage, and messenger services; and

1.5	insurance coverage, such as employee group insurance, general liability and workers’ compensation.

2.    Reimbursement of Shared Costs. The Company agrees to reimburse the Manager on a monthly basis in arrears for the costs of the services and facilities provided hereunder based on the actual cost attributable to the Company’s use of the services rendered. To the extent that such costs are difficult or impracticable to determine, the Manager shall determine in good faith the approximate costs attributable to the Company’s use of the services rendered, which determination shall be subject to the reasonable approval of a majority of the independent directors of the Company; provided, however, that a majority of the independent directors of the Company may approve guidelines for reimbursement of certain costs that would permit the determination and reimbursement of such costs without prior approval by the independent directors of the Company in each instance. The parties hereto agree that all charges to the Company for services provided under this Agreement shall be based on the Manager’s actual costs without any allowance or margin for profit to the Manager.

3.    Books and Records. The Manager shall maintain appropriate and accurate books of account and records relating to services utilized by the Company under this Agreement, and such books of account and records shall be accessible for inspection by representatives (including the auditors) of the Company or any subsidiary of the Company at any time during normal business hours. Except in the ordinary course of business of the Company, the Manager shall, and shall use commercially reasonable efforts to cause each of its Affiliates to, keep confidential any and all information they (or such Affiliates) may obtain from time to time in connection with the services they (or such Affiliates) render under this Agreement.

4.    Term. This Agreement shall commence on the Effective Date and shall be coterminous with the Management Agreement.

5.    Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be given pursuant to Section 16 of the Management Agreement.

6.    Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided in this Agreement.

7.    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

8.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“COMPANY”

LUMINENT MORTGAGE CAPITAL,
INC., a Maryland corporation

By:	/s/ Albert J. Gutierrez

Albert J. Gutierrez
President

“MANAGER”

SENECA CAPITAL MANAGEMENT,
LLC, a California limited liability company

By:	/s/ Sandra Monticelli

Sandra Monticelli
Chief Operating Officer

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